MOORE STEPHENS, P.C.
                               331 MADISON AVENUE
                               NEW YORK, NY 10017









                                             September 26, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

            We are retained by Tengtu International Corporation ("the Company") as independent certified public accountants to report on the financial statements at June 30, 2002 and for the fiscal year then ended. We have endeavored, with the full cooperation of the Company, to obtain the necessary information to meet the filing requirements for Form 10-K, both as to form and timeliness. Due to the extensive period of time, and the related delay in developing data for the financial statements, we will not have sufficient time to complete our audit by September 30, 2002 which is the required filing date for the Company's annual report, without unreasonable effort and expense.

                                                Very truly yours,


                                                /s/ Moore Stephens, P.C.

                                                MOORE STEPHENS, P.C.